Exhibit (l)

3 Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 696 3599 Fax www.dechert.com

April 12, 2024

CĪON Investment Corporation
100 Park Avenue, 25th Floor

New York, New York 10017

Re: Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to CĪON Investment Corporation, a Maryland corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form N-2, filed with the Commission on April 12, 2024 (as amended from time to time, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to possible offerings from time to time of up to an aggregate of $350,000,000 of the following securities of the Company: (1) shares of common stock, $0.001 par value per share, of the Company (“Common Stock”), (2) shares of preferred stock of the Company (“Preferred Stock”), (3) subscription rights to purchase Common Stock (“Subscription Rights”), (4) debt securities (“Debt Securities”) to be issued pursuant to a base indenture (“Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and (5) warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”). The Common Stock, Preferred Stock, Subscription Rights, Debt Securities and Warrants are collectively referred to herein as the “Securities.”

The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective or in one or more free writing prospectuses.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

1.	the Registration Statement;

2.	the Third Articles of Amendment and Restatement of the Articles of Incorporation of the Company, as amended (the "Charter");

3.	the Bylaws of the Company (the "Bylaws");

4.	a form of the Indenture;

5.	forms of certificates evidencing the Common Stock and the Subscription Rights;

6.	the form of warrant agreement;

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7.	the form of underwriting agreement for equity securities;

8.	the form of underwriting agreement for debt securities;

9.	a Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland (the "SDAT") as of a recent date (the "Certificate of Good Standing"); and

10.	the resolutions of the board of directors (the "Board") of the Company relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement (the "Resolutions").

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed, without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company, that (i) the Supplemental Indentures, the Rights Agreements and the Warrant Agreements will be governed by the laws of the State of New York and (ii) the Indenture, the Rights Agreements and the Warrant Agreements will be valid and legally binding obligations of the parties thereto (other than the Company).

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers of the Company, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the Maryland General Corporation Law (the "MGCL") and as to the Debt Securities, the Rights and the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York, in each case, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of the State of Maryland or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Securities pursuant to the Registration Statement. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

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The opinions expressed in paragraphs 2 and 3 below are subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, (ii) general principles of equity (including, without limitation, the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity and (iii) federal and state securities laws or principles of public policy which may limit enforcement of rights to indemnification and contribution.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that:

1.	Assuming that (i) the issuance, offer and sale of the Shares from time to time and the final terms and conditions of such issuance, offer and sale, including those relating to the price and amount of the Shares to be issued, offered and sold, have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the MGCL, the Charter, the Bylaws and the Resolutions, (ii) the Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon issuance of the Shares, the total number of shares of Common Stock, in the case that the Shares so issued are Common Stock, or Preferred Stock, in the case that the Shares so issued are Preferred Stock, issued and outstanding does not exceed the total number of shares of Common Stock, in the case that the Shares so issued are Common Stock, or Preferred Stock, in the case that the Shares so issued are Preferred Stock, that the Company is then authorized to issue under the Charter, (iv) the Certificate of Good Standing remains accurate, (v) in the case of shares of Common Stock issuable upon the exercise of the Rights, the assumptions stated in paragraph (3) below are true and correct and (vi) prior to the issuance of a series of Preferred Stock, an appropriate articles supplementary relating to such series of Preferred Stock will have been duly authorized by the Company and filed with and accepted for record by the SDAT, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

2.	Assuming that (i) the Indenture relating to the Debt Securities has been duly authorized, executed and delivered by each of the Company and the Trustee in accordance with the terms of the Indenture, (ii) the issuance, offer and sale of the Debt Securities from time to time and the final terms and conditions of the Debt Securities to be so issued, offered and sold, including those relating to price and amount of Debt Securities to be issued, offered and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the Indenture, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Debt Securities have been (a) duly executed and delivered by the Company and duly authenticated by the Trustee in accordance with the Indenture and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof, the Debt Securities will constitute valid and legally binding obligations of the Company.

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3.	Assuming that (i) the Rights Agreements relating to the Rights are governed by the laws of the State of New York and have been duly authorized, executed and delivered by the parties thereto, and that no terms included therein would affect the validity of the opinion expressed in this paragraph numbered (3), (ii) the issuance, offer and sale of Rights from time to time and the final terms and conditions of the Rights to be so issued, offered and sold, including those relating to price and amount of Rights to be issued, offered and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the applicable Rights Agreement, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Rights have been (a) duly executed and delivered by the Company and duly countersigned in accordance with the applicable Rights Agreement, and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof as contemplated by the Registration Statement, the Rights will constitute valid and legally binding obligations of the Company.

4.	Assuming that (i) the Warrant Agreements relating to the Warrants are governed by the laws of the State of New York and have been duly authorized, executed and delivered by the parties thereto, and that no terms included therein would affect the validity of the opinion expressed in this paragraph numbered (3), (ii) the issuance, offer and sale of Warrants from time to time and the final terms and conditions of the Warrants to be so issued, offered and sold, including those relating to price and amount of Warrants to be issued, offered and sold, (a) have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the Charter and Bylaws, (b) are consistent with the terms thereof in the applicable Warrant Agreement, (c) do not violate any applicable law, (d) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (e) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company and (iii) the Warrants have been (a) duly executed and delivered by the Company and duly countersigned in accordance with the applicable Warrant Agreement, and (b) delivered to, and the agreed consideration therefor has been fully paid at the time of such delivery by, the purchasers thereof as contemplated by the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the "Legal Matters" section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ DECHERT LLP